Exhibit 99.3
Citizens Banking Corporation and Republic Bancorp Inc.
Unaudited Pro Forma Condensed Combined Financial Information
The following unaudited pro forma condensed combined financial information and explanatory notes are presented to display the impact of the merger on our companies’ historical results of operations had the companies been combined as of the dates indicated under the purchase method of accounting. This information shows the impact of the merger of Citizens Banking Corporation (“Citizens”) and Republic Bancorp Inc. (“Republic”) on the companies’ respective historical results of operations under the purchase method of accounting with Citizens treated as the acquirer. Under this method of accounting, Citizens records the assets and liabilities of Republic at their estimated fair values as of December 29, 2006, the date the merger was completed.
The unaudited pro forma condensed combined financial information combines the historical financial information of Citizens and Republic for the nine months ended September 30, 2006 and for the year ended December 31, 2005. These statements give effect to the merger as if the merger had been completed on January 1, 2005. As the merger was completed on December 29, 2006, the assets and liabilities of Republic were included in Citizens’ consolidated balance sheet at December 31, 2006 at estimated fair value.
The unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes of both Citizens and Republic.
The unaudited pro forma condensed combined financial information is presented for illustrative purposes only under one set of assumptions and does not reflect the financial results of the combined company had consideration been given to other assumptions or to the impact of possible revenue enhancements, expense efficiencies, asset dispositions, and other factors.

Unaudited Pro-forma Condensed Combined Statements of Income of Citizens Banking Corporation and Republic Bancorp Inc.

	Nine Months Ended September 30, 2006
	Historical
	Citizens
	Banking	Republic	Pro-forma		Pro Forma
(in thousands, except per share amounts)	Corporation	Bancorp	Adjustments		Combined

Interest Income
Interest and fees on loans	$294,415	$233,524	$11,841	[c]	$539,780
Interest and dividends on taxable investments and money market	39,282	42,444	1,855	[c]	83,581
Interest and dividends on tax-exempt investments	15,854	—	—		15,854

Total interest income	349,551	275,968	13,696		639,215

Interest Expense
Deposits	106,301	70,038	288	[c]	176,627
Short-term borrowings	12,727	40,826	249	[c]	53,802
Long-term debt	31,413	53,653	10,822	[b,c]	95,888

Total interest expense	150,441	164,517	11,359		326,317

Net Interest Income	199,110	111,451	2,337		312,898
Provision for loan losses	5,329	5,600	—		10,929

Net interest income after provision for loan losses	193,781	105,851	2,337		301,969

Noninterest Income:
Deposit service sharges	28,070	9,538	—		37,608
Trust fees	14,647	—	—		14,647
Mortgage banking income	6,383	7,112	—		13,495
Other	23,759	7,172	—		30,931

Total noninterest income	72,859	23,822	—		96,681

Noninterest Expense
Salaries and employee benefits	97,515	34,720	—		132,235
Occupancy	16,837	7,539	(427	) [c]	23,949
Professional services	11,267	1,825	—		13,092
Equipment	9,658	4,200	(754	) [c]	13,104
Intangible asset amortization	2,174	643	4,831	[a]	7,648
Other	43,588	10,503	—		54,091

Total noninterest expense	181,039	59,430	3,650		244,119

Income Before Income Taxes	85,601	70,243	(1,313)		154,531
Income tax provision	22,957	21,222	(460	) [d]	43,719

Net Income	$62,644	$49,021	$(853)		$110,812

Per Common Share Data
Net Income Per Common Share:
Basic	$1.47	$0.66			$1.47
Diluted	1.46	0.65			1.46

Weighted Average Shares Outstanding During the Period
Basic shares	42,658	74,653	(41,958	) [e]	75,353
Diluted shares	42,795	75,305	(42,324	) [e]	75,776

See the Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Unaudited Pro-forma Condensed Combined Statements of Income of Citizens Banking Corporation and Republic Bancorp Inc.

	Year Ended December 31, 2005
	Historical
	Citizens
	Banking	Republic	Pro-forma		Pro Forma
(in thousands, except per share amounts)	Corporation	Bancorp	Adjustments		Combined

Interest Income
Interest and fees on loans	$343,890	$275,858	$20,181	[c]	$639,929
Interest and dividends on taxable investments and money market	58,570	50,342	2,531	[c]	111,443
Interest and dividends on tax-exempt investments	20,789	—	—		20,789

Total interest income	423,249	326,200	22,712		772,161

Interest Expense
Deposits	85,154	72,710	1,916	[c]	159,780
Short-term borrowings	25,929	31,915	332	[c]	58,176
Long-term debt	36,417	67,539	14,529	[b,c]	118,485

Total interest expense	147,500	172,164	16,777		336,441

Net Interest Income	275,749	154,036	5,935		435,720
Provision for loan losses	1,109	5,800	—		6,909

Net interest income after provision for loan losses	274,640	148,236	5,935		428,811

Noninterest Income
Deposit service sharges	35,409	12,162	—		47,571
Trust fees	18,445	—	—		18,445
Mortgage banking income	8,983	18,673	—		27,656
Other	17,671	12,469	—		30,140

Total noninterest income	80,508	43,304	—		123,812

Noninterest Expense
Salaries and employee benefits	132,153	57,530	—		189,683
Occupancy	22,131	10,471	(651	) [c]	31,951
Professional services	17,279	—	—		17,279
Equipment	14,634	6,248	(1,825	) [c]	19,057
Intangible asset amortization	2,899	—	8,636	[a]	11,535
Other	53,946	19,012	—		72,958

Total noninterest expense	243,042	93,261	6,160		342,463

Income Before Income Taxes	112,106	98,279	(225)		210,160
Income tax provision	31,581	29,098	(79	) [d]	60,600

Net Income	$80,525	$69,181	$(146)		$149,560

Per Common Share Data
Net Income Per Common Share:
Basic	$1.87	$0.91			$1.96
Diluted	1.85	0.90			1.94

Weighted Average Shares Outstanding During the Period
Basic shares	43,096	76,249	(42,855	) [e]	76,490
Diluted shares	43,412	77,074	(43,318	) [e]	77,168

See the Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Notes to Citizens and Republic Unaudited Pro Forma Condensed Combined Financial Information
Nine months ended September 30, 2006 and Year ended December 31, 2005
Note 1. Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information combines the historical financial information of Citizens and Republic for the nine months ended September 30, 2006 and for the year ended December 31, 2005. The unaudited pro forma condensed combined statements of income give effect to the merger as if the merger had been completed on January 1, 2005.
The pro forma adjustments included herein reflect the conversion of Republic common stock into either cash or Citizens common stock. Republic shareholders had the right, subject to proration if either cash or stock is oversubscribed, to elect to receive cash or Citizens shares in either case having a value equal to $2.08 plus the product of 0.4378 multiplied by the average closing price of Citizens shares for the ten trading days immediately prior to the completion date of the merger. This per share consideration for each Republic share divided by the previously determined average Citizens share price establishes the stock exchange ratio. The per share consideration divided into the total cash amount of $154.9 million determines the number of Republic shares to be exchanged for cash. The number of Citizens shares to be issued is the exchange ratio multiplied by the remaining number of Republic shares to be exchanged for Citizens shares. Total consideration on the closing date includes the $154.9 million in cash including the amount for fractional shares, the value of the Citizens shares issued for the Republic shares, and the value of exchanged Republic stock options and restricted stock grants and warrants (net of the value of the nonvested shares) issued by Citizens. The value of the Citizens shares issued is determined by using the average closing price of Citizens shares for the ten trading days immediately prior to the closing date of December 29, 2006.
Based on the above and assuming a completion date of September 30, 2006 for purposes of the pro forma presentations (incorporating the purchase price information determined as of December 29, 2006 when the merger was completed), the per share consideration for the Republic shares is $13.91, resulting in 11,132,303 Republic shares being exchanged for cash. Using a calculated exchange ratio of 0.5146, the number of Citizens shares issued for the remaining Republic shares is 32,739,664. The value of the exchanged Republic stock options and restricted stock grants (net of the value of nonvested shares) is estimated at $12.3 million. Total cash and stock consideration amounts to $1.052 billion. The accompanying unaudited pro forma condensed combined financial statements reflect the issuance of $150.0 million in subordinated debt by Citizens in the form of enhanced trust preferred securities used to fund the cash portion of the purchase price.
This information shows the impact of the merger of Citizens and Republic on the companies’ respective historical results of operations under the purchase method of accounting with Citizens treated as the acquirer. Under this method of accounting, Citizens records the assets and liabilities of Republic at their estimated fair values as of December 29, 2006, the date the merger was completed.
As the merger was completed on December 29, 2006, the assets and liabilities of Republic were included in Citizens’ consolidated balance sheet at December 31, 2006 at estimated fair value. Certain amounts, including goodwill, are subject to change. Valuations of certain Republic assets and liabilities were performed with the assistance of independent valuation consultants. Refinement of asset and liability values will occur throughout the first year as Citizens executes its restructuring plan.
Citizens expects to realize increased revenue and reduced operating expenses following the merger which are not reflected in this pro forma financial information. No assurance can be given with respect to the ultimate level of such increased revenue and reduced operating expenses.
Note 2. Pro Forma Adjustments
The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2006, and for the year ended December 31, 2005 were prepared assuming the merger was completed on January 1, 2005. The following purchase accounting adjustments are reflected in the pro forma condensed combined financial statements.

[a]	Purchase accounting adjustments on the income statement include a $4.8 million increase in intangible asset amortization for the nine months ended September 30, 2006 and an $8.6 million increase for the full year of 2005 related to a $35.5 million increase in the core deposit intangibles. The remaining amount will be amortized over the life of the related deposit base intangible.

[b]	Citizens issued $150.0 million in subordinated debt in the form of enhanced trust preferred securities on October 3, 2006. The proceeds were used to fund the majority of the $154.9 million aggregate cash consideration paid to Republic shareholders upon transaction completion and for general corporate purposes. The securities have an 8.33% interest rate, comprised of a 7.50% coupon and 0.83% for issuance costs. The issuance costs are amortized to the first call date which is expected to be in five years. The purchase accounting adjustments in the income statement include $9.1 million for the nine months ended September 30, 2006 and $12.1 million for the full year of 2005.

[c]	The assets and liabilities of Republic were recorded on the balance sheet at estimated fair value as of December 29, 2006. The fair value adjustments will be amortized into net income over the remaining life of the underlying asset or liability to which the fair value adjustment relates. For the nine months ended September 30, 2006, the amounts would have been as follows: loans $11.8 million, securities $1.9 million, deposits $(0.3) million, short-term borrowings $(0.2) million and long-term debt $(1.7) million. For the year ended December 31, 2005, the amounts would have been as follows: loans $20.2 million, securities $2.5 million, deposits $(1.9) million, short-term borrowings $(0.3) million and long-term debt $(2.4) million. The fair value adjustment on the premises and equipment would have reduced building depreciation by $0.7 million for 2005 ($0.4 million for the nine-months ended September 30, 2006) and equipment depreciation by $1.8 million for 2005 ($0.8 million for the nine-months ended September 30, 2006).

[d]	Adjustment to record the tax effects of the pro forma adjustments using a 35% tax rate.

[e]	Adjustment to the historical weighted average shares of Citizens and Republic based on the terms of the merger to determine the equivalent weighted average shares of Citizens for the nine months ended September 30, 2006 and for the year ended December 31, 2005. Earnings per share have been computed based on the combined company and the impact of the pro forma purchase accounting adjustments.
The unaudited pro forma financial information presented in the pro forma financial statements is not necessarily indicative of the results of operations in future periods or the future financial position of Citizens.
Note 3. Purchase Price and Goodwill
The unaudited pro forma condensed combined financial information reflects $154.9 million in cash and an assumed issuance on September 30, 2006 of 32,739,664 shares of Citizens common stock with an aggregate value of $885.0 million. The value of the outstanding Republic stock options and restricted stock grants and warrants (net of the value of the nonvested shares) issued by Citizens is estimated at $12.3 million. Total cash and stock consideration amounts to $1.052 billion. The issuance of Citizens shares are valued according to the methodology discussed in Note 1 and were determined as of December 29, 2006 when the merger was completed. In addition, Citizens recorded $22.0 million in acquisition costs related to the merger, bringing the total purchase price and acquisition costs to $1.074 billion.
Purchase accounting adjustments also include retiring the 74.8 million outstanding common shares of Republic stock at December 29, 2006 in exchange for 32.7 million of Citizens common stock. Upon completion of the merger, all outstanding Republic stock options and warrants were converted to Citizens options. The fair value of the Citizens stock options issued in exchange were estimated using the Black-Scholes option pricing model. Option pricing models require the use of highly subjective assumptions including expected stock price and volatility that when changed can materially affect fair value estimates. Accordingly, the model does not necessarily provide for a reliable single measure of the fair value of stock options and warrants. For purposes of the pro forma financial statements, the more significant assumptions used in estimating the fair value of the Citizens stock options to be issued in exchange for the Republic stock options and warrants include: dividend yield of 4.0%, expected volatility of 21.9%, risk—free interest rate ranging from 4.69% to 5.10%, and expected lives ranging from 2 months to 4.8 years.
The computation and allocation of the purchase price used in the pro forma financial statements are as follows.

(in thousands, except per share amounts)

Purchase price
Number of shares of Citizens, common stock issued for Republic Bancorp stock	32,739
Ten-day average of Citizens’ common stock price as of December 28, 2006	$27.03

Total Stock Consideration		$884,953

Fair value of Republic stock options, warrants and restricted stock converted to Citizens options and restricted stock		12,281

Total common and restricted stock issued and stock options assumed		897,234
Cash consideration including fractional shares		154,850

Total stock and cash consideration		1,052,084
Acquisition costs:
Direct costs of acquisition (net of tax of $8,016)		21,963

Total purchase price and acquisition costs		1,074,047
Allocation of purchase price
Republic shareholders equity	$426,979
Republic goodwill	(1,215)
Republic other intangibles	(2,360)
Adjustments to reflect assets acquired and liabilities assumed at fair value:
Securities	(5,574)
Loans and leases	(90,965)
Core deposit intangible	37,837
Other assets	26,830
Deposits	4,255
Short term debt	(3,190)
Other liabilities	(2,244)
Long term debt	(21,352)

Fair value of net assets acquired		369,001

Estimated goodwill resulting from the merger		$705,046

Note 4. Merger Related Integration Charges
In connection with the merger, plans are being developed to integrate certain Republic operations. Total costs for this integration process, which are not included in the pro forma presentation, have been currently estimated at $15.7 million on a pre-tax basis. The specific details of these plans will continue to be refined over the next several months. Management of both companies are assessing operations, including information systems, premises, equipment, benefit plans, service contracts, staff levels, etc., to determine the appropriate tactics to realize cost savings.
Note 5. Estimated Annual Cost Savings
Management currently estimates annual cost savings of approximately $31.0 million, or 10% of the combined expense base, of which 70% are projected for 2007 and 100% for 2008 and thereafter. These cost savings are not included in the pro forma presentation. This estimated amount may not be indicative of the actual amount or nature of the cost savings the combined company will actually achieve. The estimate does not include the impact of possible revenue opportunities.